PRESS RELEASE SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust/Aberdeen Global Opportunity Income Fund and First Trust/Aberdeen Emerging Opportunity Fund

WHEATON, IL — (BUSINESS WIRE) — June 16, 2020 — First Trust Advisors L.P. (“FTA”) announced today that Aberdeen Standard Investments Inc. (“ASII”), (formerly, Aberdeen Asset Management Inc.), investment sub-advisor for First Trust/Aberdeen Global Opportunity Income Fund (NYSE: FAM) and First Trust/Aberdeen Emerging Opportunity Fund (NYSE: FEO) (each a “Fund” or collectively, the “Funds”), will release an update on the market and the Funds for financial advisors and investors. The update will be available Thursday, June 18, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Sunday, July 19, 2020. To listen to the update, follow these instructions:

--	Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 4776904. The update will be available from Thursday, June 18, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Sunday, July 19, 2020.

FAM is a diversified, closed-end management investment company that pursues a high level of current income. As a secondary objective, the Fund pursues capital appreciation. The Fund pursues these investment objectives by investing in the world bond markets through a diversified portfolio of investment grade and below-investment grade government and corporate debt securities. The Fund may invest up to 60% of its managed assets in non-investment grade securities.

FEO is a diversified, closed-end management investment company that seeks to provide a high level of total return. The Fund seeks to achieve its investment objective by investing at least 80% of its managed assets in a diversified portfolio of equity and fixed-income securities of issuers in emerging market countries.

FTA is a federally registered investment advisor and serves as the Fund’s investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $135 billion as of May 31, 2020 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

ASII is an indirect wholly-owned subsidiary of Standard Life Aberdeen plc. Aberdeen Standard Investments is the brand name for the asset management group of Standard Life Aberdeen plc, managing approximately $644.5 billion in assets as of December 31, 2019, for a range of pension funds, financial institutions, investment trusts, unit trusts, offshore funds, charities and private clients.

Investment return and market value of an investment in the Funds will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Funds’ investment objectives will be achieved. The Funds may not be appropriate for all investors.

Principal Risk Factors: Securities held by a fund, as well as shares of a fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. The impact of this COVID-19 pandemic may last for an extended period of time and will continue to impact the economy for the foreseeable future.

The Funds invest in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Risks may be heightened for securities of companies located in, or with significant operations in, emerging market countries. Because the Funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The Funds invest in non-investment grade debt instruments, commonly referred to as "high-yield securities". High yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. Lower-quality debt tends to be less liquid than higher-quality debt.

The debt securities in which the Funds invest are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Funds’ portfolios will decline if the Funds invest the proceeds from matured, traded or called bonds at market interest rates that are below the Funds’ portfolios current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Funds derive interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in each Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial advisors are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Funds’ daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN — (630) 915-6784

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Source: First Trust Advisors L.P.